CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Current Report of Castelle on Form 8-K of our report dated July 31, 1996, except for Note 14 for which the date is August 16, 1996, on our audits of the financial statements of Ibex Technologies, Inc., as of December 31, 1995 and December 31, 1994, and for each of the two years in the period ended December 31, 1995.




Sacramento, California
November 21, 1996

                                       5.

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